Effective May 28, 2015

SCHEDULE A

TO THE DISTRIBUTION AGREEMENT BETWEEN
BPV FAMILY OF FUNDS
AND
ULTIMUS FUND DISTRIBUTORS, LLC

FUND PORTFOLIOS

BPV Core Diversification Fund
BPV Wealth Preservation Fund
BPV Low Volatility Fund
BPV Large Cap Value Fund
BPV Income Opportunities Fund